Exhibit 3.7

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

     Aircraft Parts, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: The Corporation has not issued any of its stock.

     SECOND: That the Board of Directors of said corporation, by the unanimous written consent of its members dated July 13, 1987, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

“RESOLVED, that it is advisable that the Certificate of Incorporation of Aircraft Parts, Inc. be amended by changing the first Article thereof so that, as amended, said Article shall be and read as follows:

“1. The name of the corporation is Standard Aero, Inc.””

     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 241 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said Aircraft Parts, Inc. has caused this certificate to be signed by Gary Gartner, its sole director, there being no officers, this 13th day of July, 1987.

/s/ Gary Gartner

Gary Gartner (Director)